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March 5, 1998               South Seas Properties Company



Dear Limited Partner:

THIS LEFTER IS TO REQUEST YOUR CONSENT TO AN AMENDMENT TO OUR CURRENT AMENDED AND RESTATED PARTNERSHIP AGREEMENT DATED FEBRUARY 26, 1996. THE AFTACHED AMENDMENT PROPOSES TWO SPECIFIC CHANGES TO THE PARTNERSHIP AGREEMENT:


     - Authorizes the General Partner to make a decision for the partnership as to a transaction involving substantially all of the partnership's properties - without the currently required vote of over 50% of the Limited Partners

     - Authorizes the General Partner to make a decision to continue the partnership subsequent to a transaction involving substantially all of the partnership's properties


As Tim Bogoft and I have informed you in our quarterly update lefters, during the past six months or so we have been working with an investment banking firm we retained to assist us in evaluating a number of strategic financial alternatives - including consideration of transactions which would involve substantially all of the properties currently owned by the partnership. YOUR CONSENT TO THE PROPOSED AMENDMENT WILL GIVE THE GENERAL PARTNER THE FLEXIBILITY IT BELIEVES WOULD PUT IT IN THE BEST POSITION TO NEGOTIATE AND CONSUMMATE A TRANSACTION WHICH WOULD BE MOST ADVANTAGEOUS FROM AN ECONOMIC AND TAX STANDPOINT FOR OUR LIMITED PARTNERS - particularly if such a transaction involved consideration consisting of a combination of cash and securities.

Notwithstanding the change represented by the attached amendment, you can be assured that any decision made by the General Partner relative to an overall transaction will be taken only after review and with the advice of the partnership's Advisory Board.

The record date for the purposes of this vote has been set as February 23, 1998. Accordingly, only partners of record as of that date are entitled to vote on this mafter.

YOU ARE URGED TO APPROVE THE AFFACHED AMENDMENT BY FILLINCI OUT THE CONSENT FORM WHICH IS INCLUDED WITH THIS LEFTER. PLEASE SIGN AND DATE THE CONSENT FORM AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. If you have any questions, please contact Rick Krichbaum at (941) 481-5600.



Thanks very much.

Sincerely,



Bob Taylor
Chairman of T&T Resorts, L.C.
General Partner of South Seas Properties Company, LP



1280O University Drive - Suite 550 - Fort Myers, Florida 55907 - Telephone
(941) 481-5600  - Fax (941) 481-6667